Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

Senior Vice President, Marketing

330-720-6441

awallace@farmersbankgroup.com

Farmers National Bank announces management change

(Canfield, OH)(October 4, 2013) – On October 4, 2013, the Board of Directors of Farmers National Banc Corp. (the “Company”) announced that it had relieved John S. Gulas of his duties as President and Chief Executive Officer of the Company and of Farmers National Bank of Canfield, a wholly-owned subsidiary of the Company (the “Bank”) on September 30, 2013. The Company also provided Mr. Gulas notice of termination of his employment effective November 4, 2013, in accordance with the terms and conditions of Mr. Gulas’ Amended Restated Employment Agreement dated December 30, 2011.

Also on October 4, 2013, the Board of Directors of the Company announced that Kevin J. Helmick has been appointed to serve as Interim President and Chief Executive Officer of the Company and the Bank until a permanent successor to Mr. Gulas has been named. Mr. Helmick, 41, has served as the Executive Vice President and Secretary of the Company and Executive Vice President – Retail and Wealth Management of the Bank since January 2012. Prior to that, Mr. Helmick served as the Bank’s Vice President of Wealth Management and Retail Services since 2008.

The Holding Company Board of Directors is confident the team has the knowledge and skill to continue leading our company to new levels of success. Recently, Farmers National Banc Corp. received high praise from a nationally respected publication in the banking and financial services community. Bank Director (www.bankdirector.com) lists Farmers as one of the best banks in America in its 2013 Bank Performance Scorecard.

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About Farmers National Banc Corp.

Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with more than $1 billion in Banking assets and $1 billion in Trust assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 17 retail offices in Mahoning, Trumbull, Columbiana and Stark Counties in Ohio, Farmers Trust Company, which operates two trust offices and offers services in the same geographic markets and National Associates, Inc. Farmers National Insurance, LLC, a wholly-owned subsidiary of The Farmers National Bank of Canfield, offers a variety of insurance products.

Founded in 1887, the bank has been community-minded and committed to the Valley for over 125 years. Throughout the recent financial crisis, Farmers has shown great strength by continuing rock-solid business and lending practices that help the individuals and businesses in our communities thrive and survive.